Exhibit 12

700 12th Street, NW
Washington, DC 20005

February 5, 2025

Value Add Growth REIT IV, LLC

750 B Street

Suite 1930

San Diego, CA 92101

Ladies and Gentlemen:

We are acting as counsel to Value Add Growth REIT IV, LLC, a Delaware limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to $70,000,000 of the Company's limited liability company interests designated as “Class A Investor Shares” of the Company (the “Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, the Company’s Limited Liability Company Agreement, the Authorizing Resolution designating the terms of the Shares and the form of Investment Agreement, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

The opinion set forth below is limited to the Delaware Limited Liability Company Act, which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the offering statement have been duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares .

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP